Exhibit 4.01 (c)


                   Resolution Adopted June 26, 1986 by the Finance
                  Committee of the Board of Directors of the Company
                     Establishing the Terms of the $75 Million of
                     Debentures, 8-1/4 % Series Due July 1, 1996




                RESOLVED, That in accordance with Section 301 of the Indenture dated as of April 1, 1983 (the "Indenture") from Equitable Resources, Inc. (the "Company") to Bankers Trust Company, as trustee (the "Trustee"), there is hereby established for authentication and delivery by the Trustee the second series of Securities (such series being referred to herein as the "Debentures") of the Company to be issued under the Indenture, having the following terms and provisions in addition to the terms and provisions established by the Indenture:

               1.1 Title. The title of the Debentures shall be "Debentures, 8-1/4 % Series Due July 1, 1996".

               2.1 Principal Amount. The aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture) shall be limited to $75,000,000.

               3.1 Maturity. The principal of the Debentures shall be payable on July 1, 1996.

               4.1 Interest Rate. The Debentures shall bear interest at the rate of 8-1/4% per annum until the principal thereof is paid or made available for payment and (to the extent that the payment of such interest shall be legally enforceable) at the same rate per annum on any overdue principal and on any overdue installment of interest.

               4.2 Interest Accrual. Interest on the Debentures shall accrue from the date of the original issue of any of the Debentures or from the most recent Interest Payment Date (as specified in Section 4.3 below) to which interest has been paid or duly provided for.

               4.3 Interest Payment Dates. The Interest Payment Dates on which interest on the Debentures shall be paid or duly provided for shall be semi-annually on January 1 and July 1 in each year, commencing January 1, 1987.

               4.4 Regular Record Dates. The Regular Record Dates for the interest on the Debentures so payable on any Interest Payment Date (as specified in Section 4.3 above) shall be December 15 or June 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

               5.1 Place of Payment. Principal of the Debentures shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, New York. Unless otherwise designated by the Company in a written notice to the Trustee, such office or agency in the Borough of Manhattan for the above purpose shall be the Corporate Trust Office of the Trustee. Interest on the Debentures shall be payable by check mailed to the registered address of the holder of record on the Regular Record Date for such interest payment or may be made in any other manner not unacceptable to the Trustee.

               6.1 Redemption. The Debentures shall not be subject to redemption, in whole or in part, prior to their stated maturity.

               7.1 Denominations. As contemplated by the Indenture, the Debentures shall be issuable in denominations of $1,000 and any integral multiple thereof.

               8.1 Convertibility. The Debentures shall not be convertible into shares of capital stock or other securities of the Company.

               9.1 Repayment. Except as provided in Section 10.1 hereof, the Company shall have no obligation to repay the Debentures (at the option of Holders or otherwise) prior to the Maturity of the Debentures (as specified in Section 3.1 above).

               10.1 Acceleration. The principal amount of the Debentures (and not a portion thereof) shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indenture.

               11.1 Section 403 of Indenture. Section 403 of the Indenture shall apply to the Debentures.

               12.1 Other Provisions. The Debentures shall have no other terms than as set forth in this Board Resolution and the Indenture or as may be set forth in any indenture or indentures supplemental to the Indenture.

               Capitalized terms used in this Board Resolution have the meanings set forth in the Indenture unless otherwise indicated or the context indicates otherwise.